Exhibit 10.1

SECOND AMENDMENT

TO AMENDED AND RESTATED

MASTER LOAN AGREEMENT

            THIS SECOND AMENDMENT TO AMENDED AND RESTATED MASTER LOAN AGREEMENT (this “Amendment”) is entered into to be effective as of September 28, 2012, between Green Plains Bluffton LLC, an Indiana limited liability company f/k/a Indiana Bio-Energy, LLC (the “Borrower”) and AGSTAR FINANCIAL SERVICES, PCA, an United States instrumentality (the “Lender”).

RECITALS

            A.             Borrower and Lender are parties to that certain Amended and Restated Master Loan Agreement dated as of September 30, 2011, which was amended by that certain First Amendment to Amended and Restated Master Loan Agreement dated February 16, 2012  (together, as the same has been amended, restated or otherwise modified from time to time, the “Credit Agreement”) by which the Lender agreed to extend certain financial accommodations to the Borrower.

            B.             At the request of Borrower, Borrower and Lender have agreed to make certain modifications to the Credit Agreement and reaffirm the Maturity Date of the Loans extended to Borrower under the Credit Agreement, in accordance with the terms and conditions of this Amendment.

            C.            All terms used and not otherwise defined herein shall have the meanings assigned to them in the Credit Agreement.

            NOW THEREFORE, in consideration of the facts set forth in the above Recitals, which the parties agree are true and correct, and in consideration for entering into this Amendment, the undersigned hereby agree as follows:

AMENDMENTS

1.        Credit Agreement Amendments.  As of the Effective Date,

a.        Section 1.01 of the Credit Agreement is hereby amended by adding the following definitions:

“Fine Grind Equipment” means the “Fine Grind System” installed by ICM on the Real Property per the Fine Grind System, Technical Proposal between ICM and Borrower dated ____________, ________.

“Fine Grind Equipment Lien” means the purchase money security interest granted to ICM in the Fine Grind Equipment.

“ICM” means ICM, Inc., a Kansas corporation.

“Maturity Date” means November 19, 2013.

b.        Section 2.06 of the Credit Agreement is hereby amended and restated as follows:

Section 2.06.            [Intentionally Omitted.]

Exhibit 10.1

c.         Section 5.01(c)(ii) of the Credit Agreement is hereby amended and restated as follows:

(ii)            As soon as available, but in no event later than thirty (30) days after the end of each month, unaudited monthly financial statements of Borrower, prepared in accordance with GAAP (except for the omission of footnotes and for the effect of normal year-end audit adjustments). Each of such financial statements shall (i) be prepared in reasonable detail and in comparative form, including a comparison of actual performance to the budget for such month and year-to-date, delivered to Lender under Subsection 5.01(c)(vi) below, and (ii) include a balance sheet, a statement of income for such month and for the period year-to-date and information on intercompany accounts. Such monthly statements shall be certified by an authorized officer of Borrower, and be accompanied by a Compliance Certificate which:  (A) states that no Event of Default, and no event or condition that but for the passage of time, the giving of notice or both would constitute an Event of Default, has occurred or is in existence; and (B) shows in reasonable detail the calculation of, and Borrower’s compliance with, each of the covenants contained in this Section 5.01;

d.         Section 5.01(c)(vii) of the Credit Agreement is hereby amended and restated as follows:

(vii)            as soon as available but in no event later than 30 days after the end of each month, the Borrower’s Key Activity Report (“KAR”)  for the immediately preceding calendar month setting forth corn inputs, ethanol output, distillers grain output, corn oil output, and natural gas usage, together with such additional production information as reasonably requested by the Lender;

e.         Section 5.01(c)(xii) of the Credit Agreement is hereby amended and restated as follows:

(xii)            as soon as available but in no event later than 30  Business Days after the end of each month, an intercompany accounts receivable report for the immediately preceding month setting forth all accounts receivable owed to or from Green Plains Trade Group, LLC, or Green Plains Commodities, LLC or any other Affiliate of the Borrower;

f.         Section 5.01(c) of the Credit Agreement is hereby amended to include the following additional subsection:

(xxv)            as soon as available but in no event later than 30 Business Days after the execution thereof, copies of  Material Contracts with Affiliates and all amendments thereto, if any, and any Material Contracts, including the Fine Grind Equipment.

g.         Section 5.01(g) of the Credit Agreement is hereby amended and restated as follows:

(g)Fixed Charge Coverage Ratio.  Achieve and maintain a Fixed Charge Coverage Ratio of not less than 1.15 to 1.00 on December 31, 2013 and continually thereafter.  Fixed Charge Coverage Ratio shall be measured at the end of each fiscal year.    Notwithstanding the foregoing, Borrower and Lender acknowledge and agree that the Maturity Date of the Loans extended to the Borrower under the terms of this Agreement mature on November 19, 2013, and as a practical matter the Fixed Charge Coverage Ratio will not be measured during the term of this Agreement.

Exhibit 10.1

h.         Section 5.02(a)(xi), the following subsection (xi) is hereby added to Section 5.02(a) of the Credit Agreement:

(xi)            the Fine Grind Equipment Lien, which lien may not without the prior express written consent of the Lender be assigned or otherwise conveyed to any other Person other than the Lender.

i.         Section 5.02(c) of the Credit Agreement is hereby amended and restated as follows:

(c)Capital Expenditures.  Make any investment in fixed assets in excess of Two Million and No/100 Dollars ($2,000,000.00), in the aggregate, during any fiscal year of the Borrower during the term of this Agreement, provided that the costs associated with the acquisition and installation of the Fine Grind Equipment shall be excluded from the forgoing limit.

j.         Section 5.02(e) of the Credit Agreement is hereby amended and restated as follows:

(e)            Indebtedness, Etc.  Create, incur, assume or suffer to exist any Debt or other indebtedness, liabilities or obligations, whether matured or unmatured, liquidated or unliquidated, direct or contingent, joint or several, in an aggregate principal amount not to exceed $500,000.00, without the prior written consent of the Lender, except:  (i) the liabilities of the Borrower to the Lender hereunder; (ii) trade accounts payable and accrued liabilities (other than Debt) arising in the ordinary course of Borrower’s business; (iii) payments owed under Material Contracts; (iv) contracts or agreements other than Material Contracts arising in the ordinary course of Borrower’s business; (v) Subordinate Debt; and (vi) liabilities owed to ICM associated with the Fine Grind Equipment.

k.         Section 5.02(k) of the Credit Agreement is hereby amended and restated as follows:

(k)            Transactions with Affiliates.  Directly or indirectly enter into or permit to exist any transaction (including the purchase, sale, lease or exchange of any property or the rendering of any service) with any Affiliate or with any governor, director, manager, officer, employee, consultant, agent, or member of Borrower or any Affiliate, except (i) transactions listed on Schedule 5.02(k), (ii) transactions in the ordinary course of and pursuant to the reasonable requirements of the business of Borrower  and upon fair and reasonable terms which are fully disclosed to the Lender and are no less favorable to Borrower or such subsidiary than would be obtained in a comparable arm’s length transaction with a person or entity that is not an Affiliate, and (iii) payment of compensation to members, governors, directors, managers, officers, employees, consultants and agents in the ordinary course of business for services actually rendered in their capacities as members, governors, directors, managers, officers, employees, consultants and agents, provided such compensation is reasonable and comparable with compensation paid by companies of like nature and similarly situated.  Notwithstanding the foregoing, upon the election of the Lender, no payments may be made with respect to any items set forth in clauses (i) and (ii) of the preceding sentence upon the occurrence and during the continuation of a Default or an Event of Default.

l.         Section 6.01(c) of the Credit Agreement is hereby amended and restated as follows:

(c)            Borrower shall fail to perform or observe any term, covenant or agreement contained in Sections 5.01(d),  (e), (f) or (g), or take any action as

Exhibit 10.1

prohibited by Section 5.02; provided, however, that and notwithstanding anything to the contrary contained in this Section 6.01, in the event that Borrower fails to comply with Sections 5.01(d), (e), (f) or (g) hereof, Borrower shall have the right (“Cure Right”) at any time until the date that is five (5) days after the date the Compliance Certificate is required to be delivered pursuant to Section 5.01(c) of this Agreement to issue equity interests or otherwise receive Equity Contributions, consistent with past practices disclosed to the Agent, and in such amounts as to permit Borrower’s compliance with such financial covenants (“Cure Amount”), and thereupon Borrower’s compliance with Sections 5.01(d), (e), (f) and (g) shall be recalculated giving effect to the Cure Amount as if the cure had occurred during the fiscal period covered by the Compliance Certificate.  If, after giving effect to the foregoing recalculations, the requirements of Sections 5.01(d), (e), (f) or (g) shall be satisfied, then such requirements shall be deemed satisfied for the relevant fiscal period with the same effect as though there had been no failure to comply therewith for such period, and the applicable breach or default shall be deemed cured for the purposes of this Agreement; or

2.        Effect on Credit Agreement.    Except as expressly amended by this Amendment, all of the terms of the Credit Agreement shall be unaffected by this Amendment and shall remain in full force and effect.  Nothing contained in this Amendment shall be deemed to constitute a waiver of any rights of the Lender or to affect, modify, or impair any of the rights of the Lender as provided in the Credit Agreement.

3.        Conditions Precedent to Effectiveness of this Amendment.  The obligations of the Lender hereunder are subject to the conditions precedent that Lender shall have received the following, in form and substance satisfactory to Lender:

a.        this Amendment duly executed by Borrower and Lender;

b.        payment in cash of an amendment fee in the amount of $30,000; and

c.         all other documents, instruments, or agreements required to be delivered to Lender under the Credit Agreement and not previously delivered to Lender.

4.       Representations and Warranties of Borrower.  Borrower hereby agrees with, reaffirm, and acknowledge as follows:

a.        The execution, delivery and performance by Borrower of this Amendment is within Borrower’s power, has been duly authorized by all necessary action, and does not contravene:  (i) the certificates of formation or operating agreements of Borrower; or (ii) any law or any contractual restriction binding on or affecting Borrower; and does not result in or require the creation of any lien, security interest or other charge or encumbrance upon or with respect to any of its properties;

b.        This Amendment is, and each other Loan Document to which Borrower is a party when delivered will be, legal, valid and binding obligations of Borrower enforceable against Borrower in accordance with their respective terms, except as may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, or similar laws affecting the enforcement of creditor’s rights generally and by general principles of equity; and

Exhibit 10.1

c.        All other representations, warranties and covenants contained in the Credit Agreement and the other Loan Documents are true and correct and in full force and effect.

5.        Counterparts.  It is understood and agreed that this Amendment may be executed in several counterparts each of which shall, for all purposes, be deemed an original and all of which, taken together, shall constitute one and the same agreement even though all of the parties hereto may not have executed the same counterpart of this Amendment.  Electronic delivery of an executed counterpart of a signature page to this Amendment shall be effective as delivery of an original executed counterpart to this Amendment.

            IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed by their respective officers and duly authorized, as of the date first above written.

[SIGNATURE PAGE TO IMMEDIATELY FOLLOW THIS PAGE]

Exhibit 10.1

SIGNATURE PAGE TO

SECOND AMENDMENT TO

AMENDED AND RESTATED MASTER LOAN AGREEMENT

BY AND BETWEEN

GREEN PLAINS BLUFFTON LLC

AND

AGSTAR FINANCIAL SERVICES, PCA

DATED:  September 28, 2012

            IN WITNESS WHEREOF, the parties hereto have caused this Second Amendment to Amended and Restated Master Loan Agreement to be executed by their respective duly-authorized officers as of the date first above written.

BORROWER:

GREEN PLAINS BLUFFTON LLC,

an Indiana limited liability company,

/s/ Jerry L. Peters_________________

By:  Jerry L. Peters

Its: Chief Financial Officer

LENDER:

AGSTAR FINANCIAL SERVICES, PCA

/s/ Ron Monson____________________

By:  Ron Monson

Its:  Vice President